                     OPERATING AGREEMENT BY AMERIKING, INC
                     NATIONAL RESTAURANT ENTERPRISES, INC.
                                AND SUBSIDIARIES

      THIS AGREEMENT is made as of the 3rd day of December, 1996, by and among AmeriKing, Inc., a Delaware corporation formerly known as NRE Holdings, Inc. ("Parent"), National Restaurant Enterprises, Inc., a Delaware corporation ("NRE"), the subsidiary corporations of NRE and Parent identified on Schedule 1 to this Agreement (collectively, the "Subsidiaries"), and Burger King Corporation, a Florida corporation ("BKC"). NRF and the Subsidiaries are also referred to individually as "Franchisee" and collectively as "Franchisees."

      1. Basis and Purpose. Each of the Franchisees is the franchisee pursuant to certain Franchise Agreements (collectively, the "Franchise Agreements") with BKC, its predecessors and assigns, for the operation of certain Burger King(R) Restaurants (the "Restaurants"). With respect to certain of the Restaurants, certain of the Franchisees are also the lessee (or the parent company of the lessee) under certain lease agreements with BKC (collectively, the "Leases") for the premises of the Restaurants. NRE owns all of the issued and outstanding shares of stock of the Subsidiaries, and Parent owns all of the issued and outstanding shares of the stock of NRE.

            Parent has proposed making certain material changes to its capital structure (the "Recapitalization"), as reflected in the pro forma financial statements (the "Pro Forma") submitted to BKC by AmeriKing on November 6, 1996 and as further outlined in certain materials (as updated from time to time, the "Registration Statement") filed by AmeriKing with the U.S. Securities and Exchange Commission ("SEC"). Under the Recapitalization, AmeriKing will issue SEC-registered "Senior Notes" for the principal amount of $100 million, due in 10 years, and concurrently issue SEC-registered "Units" comprised of "Senior Preferred Stock" due in 2008 with an aggregate liquidation preference of $30 million and detachable shares of common stock. The proceeds of these concurrent offerings (the "Offerings") are to be used chiefly for the repayment of current debt of AmeriKing and subsidiaries. Because interest only is payable on the Senior Notes until they become due, and because dividends on the Senior Preferred are intended to be paid in kind for the first five years, the Pro Forma shows a cash flow for the period covered that is significantly enhanced as compared to cash flow under the existing capital structure of Parent and the Franchisees. Under the Pro Forma, the cash flow is applied toward the development of new restaurants.

            Parent and the Franchisees desire to expand in terms of the number of Burger King(R) restaurants that the Franchisees are franchised to own and operate, and have asked BKC whether, and on what terms and conditions, BKC would be willing to give the Franchisees financial approval to develop certain additional restaurants after the Recapitalization. Such financial approval is a condition (but not the only condition) to the Franchisees obtaining approval to obtain additional franchises from BKC. Although BKC approves (and disapproves) applications for franchises in its sole discretion, it has developed general guidelines (which may be modified from time to time by BKC in its sole discretion) that it uses to determine whether a franchisee may be granted the financial approval necessary to obtain additional franchises, and has the right to impose conditions on the grant of franchises. Based on the Recapitalization as reflected in the Pro Forma, BKC is prepared to grant Franchisees certain financial approvals on an exception basis, subject to conditions set forth in this Agreement.

      2. Advertising/Investment Spending. Each of the Franchisees must spend funds on advertising and promotion in addition to making the advertising contribution to BKC (currently equal to 4% of gross sales) required under the Franchise Agreements. This "Supplemental Advertising Expenditure" will be in amount equal to the greater of 1% of "Gross Sales" (as that term is defined in the Franchise Agreements) or such other percentage of Gross Sales then being proposed by BKC as the "Investment Spending" contribution for the applicable marketing areas in which the Franchisees are operating from time to time, provided that the amount in excess of 1% of Gross Sales shall only be required to be expended to the extent that other franchisees operating in the same marketing area (as defined in terms of "area of dominant influence," or "ADI") are also contributing at that level in excess of 1%. "Investment Spending" refers to the programs for funding additional advertising within the various ADIs, that are developed by BKC from time to time (generally on an annual basis) and proposed to the franchisees operating with the respective ADIs for purposes of obtaining their commitment to the proposed level of additional advertising expenditure.

            In recognition of the significant benefits that additional advertising can confer upon the Burger King(R) system and the Restaurants within the system, Parent and each of the Franchisees agree to enthusiastically support and vote in favor of, and to fully cooperate with BKC in promoting within the system the benefit of, the Investment Spending proposals advanced by BKC from time to time, with the goal of maximizing the participation in Investment Spending by all franchisees operating within the ADIs in which the Franchisees operate. Each of the Franchisees agrees to participate in each Investment Spending program proposed by BKC and to execute such contracts as BKC may use from time to time to evidence the commitment of franchisees to Investment Spending.

            The Supplemental Advertising Expenditure shall be applied first toward the obligations of the Franchisees to participate in Investment Spending programs that have been approved within the applicable ADIs by the required percentage of votes representing restaurants in that ADI. With respect to each ADI in which any of the Franchisees operate, if the Investment Spending proposal by BKC is not approved by the required percentage votes, then each such Franchisee shall at its election, with respect to that ADI, spend the percentage of its Gross Sales proposed by BKC as the Investment Spending contribution on either: (a) the marketing programs contemplated by the proposed Investment Spending program, notwithstanding that other franchisees are not participating; or (b) an alternative local and restaurant oriented marketing program that has been developed by such Franchisee, submitted to the appropriate "marketing manager" (or person in a similar role) of BKC for approval, and approved by BKC, which approval shall not be unreasonably withheld. An alternate marketing program developed by a Franchisee and approved by BKC is referred to as an "Alternative Marketing Program".

            To the extent a Franchisee's Supplemental Advertising Expenditure exceeds its obligations to participate in Investment Spending programs, the excess amount shall be used for Alternative Marketing Programs.

      3. Capital Reinvestment. On an annual basis, the Franchisees shall each spend a minimum of 1% of gross sales on "capital reinvestment" in their established restaurant base. (Any carryover capital spending commitments associated with the acquisition of restaurants in Chattanooga would be separate from this obligation.) BKC shall determine in its reasonable judgment the types of expenditures that qualify as "capital reinvestment" for this purpose.

      4. Development. NRE shall (within forty-five days after the date of this Agreement) apply for and obtain approvals from BKC to obtain franchises from BKC for seventeen (17) restaurants to be developed and opened in calendar year 1997. Subject to compliance with this Agreement by Parent and Franchisees, BKC will issue exception "financial approval" based on the Recapitalization for those seventeen restaurants only. (NRE will also need to satisfy all other then-current criteria of BKC applicable to NRE in order to receive BKC approval ("Expansion Approval") to obtain additional franchises.) NRE must execute a target reservation agreement (the "TRA") for the seventeen restaurants to be developed in 1997. That TRA will be modified form the standard form of Target Reservation Agreement being offered by BKC to require NRE to make an additional payment to BKC ("Opportunity Cost Payment") on or before December 28, 1997 if NRE does not open a minimum number of restaurants in 1997 pursuant to the TRA. NRE will not be required to make an Opportunity Cost Payment to BKC if NRE opens at least fourteen (14) restaurants in 1997 pursuant to the TRA. The Opportunity Cost Payment will be $150,000 if NRE opens only thirteen (13) restaurants (of the required seventeen) in 1997. If the total number of Restaurants opened by NRE in 1997 pursuant to the TRA is less than thirteen, the Opportunity Cost Payment will be the sum of (a) $150,000, plus (b) $75,000 times the difference between thirteen and the number of Restaurants actually opened by NRE in 1997. (For example, if only ten restaurants are opened, the Opportunity Cost Payment will be $375,000, which is the sum of (i)) $150,000, plus (ii) $75,000 x
(13-10=3) = $225,000.)

            In addition, NRE agrees to prepare and submit to BKC annual development proposals, supported by all required documentation, and to apply for franchises for new restaurants to be opened in the years 1998-2001 at the levels specified in the Pro Forma for each of those years. BKC is not currently granting any approvals needed for such development, and has no express or implied obligation to grant such approvals for any or all of those new restaurants. However, if NRE is granted those approvals by BKC, NRE will be obligated to execute a target reservation agreement for those proposed restaurants and to make an Opportunity Cost Payment in each of those years, on the same basis as in 1997, to the extent that NRE fails to open at least 80% of the number of restaurants projected for any such year.

      5. Acquisitions. The exception financial approval to be granted to NRE pursuant to this Agreement will not apply to any acquisitions of existing franchised restaurants. As to any and all future applications by Parent or any of the Franchisees to obtain additional franchises, whether through development of new restaurants or acquisition of existing restaurants, BKC will have sole discretion to grant or withhold approval of such application, and BKC's right of first refusal under the Franchise Agreements will apply to all proposed acquisitions. Parent and the Franchisees acknowledge that no applications for future acquisitions will be approved unless Parent and the Franchisees meet BKC's then-current minimum standards for Expansion Approval. In addition, BKC has the right to withhold approval for acquisitions by the Parent and/or the Franchisees unless Parent and the Franchisees use their best efforts to perform of the development obligations described in this Agreement.

            Additionally, in the event that Parent or any of the Franchisees or any Affiliate seeks BKC's approval (as required under the Franchise Agreements) in connection with any proposed acquisition of existing franchised restaurants, Parent and the Franchisees hereby agree to fully indemnify BKC against any claims by the person(s) from whom Parent or the Franchisees are seeking to acquire the restaurants in the event BKC does not approve the acquisition, provided that BKC determines that Parent and/or the Franchisees do not meet the then-current standards of BKC applicable to Parent and the Franchisees in connection with approval for acquisitions.

      6. Financial Covenants.

            a. Use of Proceeds; Remaining Debt. Parent shall use, or shall cause the Franchisees to use, the proceeds of the Offerings to pay outstanding indebtedness of Parent and the Franchisees, all as listed and described on
Schedule 6A-1 attached hereto. Within 30 days following the date of this Agreement, Parent shall provide to BKC confirmation and such evidence as BKC may reasonably request that proceeds have been applied as required hereby. Parent and the Franchisees represent that, after the application of the proceeds as provided in this Paragraph, the only remaining indebtedness of Parent or any of the Franchisees for borrowed money, or on account of deposits (other than in the ordinary course of business), or evidenced by notes, bonds, debentures or similar obligations (collectively, the "Remaining Debt") will be as set forth in
Schedule 6A-2.

            b. Payment of Obligations. Each of Parent and the Franchisees will pay and perform all of its indebtedness and obligations promptly and in accordance with the terms thereof, except where the failure to pay any indebtedness or obligation (other than to BKC) could not reasonably be expected to have, individually or in the aggregate, a "Material Adverse Effect."

                  For purposes of this Agreement, "Material Adverse Effect" means any material adverse effect on (i) the consolidated business, properties, condition (financial or otherwise) or operations, present or prospective, of Parent and the Franchisees, or (ii) the ability of Parent or any of the Franchisees timely to perform any of its material obligations, specifically including all of its obligations to BKC and BKC's affiliates, or (iii) the legality, validity, binding nature or enforceablility of any agreement to which Parent or any Franchisee and BKC (or an affiliate of BKC) are parties.

            c. Provisions of Debt Agreements. All future debt agreements of Parent or any Franchisee, including without limitation the agreements relating to the Senior Notes, shall require that BKC be given written notice of any default simultaneously with Parent and/or the Franchisee. Parent and the Franchisees shall use their best efforts to amend existing debt agreements to include a similar provision, and will not use any existing credit facility unless and until the agreements therefor are amended to include such a provision.

            d. Future Debt. Neither Parent nor any of the Franchisees will incur, create or permit to exist any indebtedness for borrowed money, or on account of deposits (other than in the ordinary course of business), or evidenced by notes, bonds, debentures or similar obligations, without promptly notifying BKC in writing. Parent and the Franchisees agree to provide BKC, within thirty days following the date of this Agreement, and thereafter quarterly in connection with the submissions required by Paragraph 6(h), with an updated Schedule 6E to this Agreement. Schedule 6E shall accurately describe the principal terms of any indebtedness disclosed thereon and any security interest granted by the Parent or any Franchisee in connection with such indebtedness.

            e. Guarantees Restricted. Neither Parent nor any of the Franchisees shall guarantee or otherwise become responsible for indebtedness or other obligations of any other person, contingent or otherwise, other than in the ordinary course of business, without promptly notifying BKC. Any guarantees of the type described in this Paragraph 6.c shall be set forth on Schedule 6E to this Agreement, which Schedule shall be updated quarterly in connection with the submissions required by Paragraph 6.h.

            f. Dividends and Prepayments Restricted. Neither Parent nor any of the Franchisees shall:

                  (1) declare or pay any dividends in cash on any shares of its capital stock of any class, except for dividends payable to holders of the Senior Preferred after December 2001; or

                  (2) make any other cash payment or distribution, directly or indirectly, in respect of its capital stock.

            g. Transactions with Affiliates. Neither Parent nor any Franchisee shall continue or enter into any transaction (including the furnishing of goods or services) with, or make any loan or advance to, or investment in, an Affiliate (as defined below), except (1) in the ordinary course of business as presently conducted, and (2) on terms and conditions no less favorable to it that would be obtained in a comparable arm's length transaction with a person who is not an Affiliate, and (3) if such transaction, loan, advance or investment could not reasonably be expected to have a Material Adverse Effect (as defined in Paragraph 6.b). Parent and Franchisee represent that, as of the date of this Agreement, there are no agreements or arrangements currently in effect that would not meet the standard set forth in this Paragraph 6.g, except as described on Schedule 6G. Within thirty days after the date of this Agreement, and thereafter upon the written request of BKC, Parent shall provide BKC with a list of agreements and arrangements between Parent, any Franchisee, and their respective affiliates.

                  For purposes of this Agreement, the term "Affiliate," when used with reference to any person, shall mean (a) any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such person, and (b) any spouse, immediate family member or other relative who has the same principal residence as any person described in clause
(a) above, and (c) any trust in which any such persons described in clause (a) or (b) above has a beneficial interest, and (d) any corporation or other organization of which any such persons described collectively own 30% or more of the equity of such entity. The aggregate legal or beneficial ownership or voting control of twenty percent (20%) or more of the ownership or voting interests of a person shall be deemed to be a controlling interest for purposes of this definition.

            h. Quarterly Submissions. Parent and the Franchisees agree to submit to BKC within 45 days after the end of each of the first three fiscal quarters of each year "Financial Statements" certified by the Parent's Chief Financial Officer as having been prepared in compliance with generally accepted accounting principles, and a "Compliance Certificate," as those terms are defined below. Such Financial Statements shall be internally prepared and shall reflect performance for the quarter and the fiscal year to date. In addition, Parent and the Franchisees shall submit to BKC within 90 days after the end of each fiscal year Financial Statements accompanied by an independent certified public accountant's opinion and a Compliance Certificate.

            As used in this Agreement, "Financial Statements" means consolidated financial statements of the Parent and its subsidiaries, including consolidated balance sheets and related consolidated statements of income, shareholders' equity and cash flows of Parent and its consolidated subsidiaries, prepared in accordance with generally accepted accounting principles.

            As used in this Agreement, a "Compliance Certificate" is a statement by the Chief Financial Officer of each of Parent and NRE, in form acceptable to BKC, based on his or her review of the provisions of this Operating Agreement and other agreements in effect with BKC, and certifying that, during the quarter just ended and continuing through the time of submission of the Compliance Certificate to BKC, neither Parent or any Franchisee was or is in default of any provision of this Operating Agreement or in default of any debt agreement, or, if such a default has occurred or is occurring, disclosing with respect to each such default its nature, circumstances, time of occurrence, and actions taken or planned to cure or ameliorate such default.

            In addition to the required quarterly submissions pursuant to this Paragraph, the Parent and Franchisees (a) shall notify BKC promptly in writing if any event occurs or if any circumstances exist that, alone or together with other events or circumstances, will or may reasonably be expected to have a Material Adverse Effect, as defined in this Agreement, and (b) shall notify BKC promptly in writing of any material changes to financial statements or pro formas submitted to BKC and on the basis of which BKC has granted or is evaluating the potential grant of expansion approvals for restaurants that have not been opened or acquired.

            7. Securities Issues. Parent and the Franchisees each represent and agree that:

            a. Compliance with BKC Requirements. They will comply with all of BKC's then-current requirements with respect to Parent and/or the Franchisees in connection with any future offerings of debt or equity securities. Without limiting the foregoing, in addition to BKC's then-current requirements applicable to BKC's franchisees and their owners generally, the requirements applicable to Parent and the Franchisees will include the following: immediate written notice to BKC of any proposed securities offering (which notice in any event shall be no later than the time when a proposed letter of intent, memorandum of understanding or similar document is exchanged with any person respecting the underwriting or placement of securities of Parent or any of the Franchisees); submission, before or simultaneously with submission to the SEC, of registration statements and/or prospectuses to BKC for review in connection with trademark usage, inclusion of disclaimers, and otherwise; the execution by the Owners (as defined in the Franchise Agreements) and by the underwriters, if any, of certificates required by BKC; and the execution of an indemnity of BKC, its affiliates, agents, attorneys and employees, by the Parent, the Franchisees, and Owners, against any liability arising from or in connection with the offering. BKC's then-current general requirements for offerings of equity securities shall also apply to offerings of debt securities by the Parent and the Franchisees unless and until separate requirements are articulated by BKC for debt and equity securities offerings.

            b. Submission to BKC. Parent shall simultaneously file with the SEC and BKC all reports and other documents required to be filed by Parent pursuant to the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder as and when due.

            c. Registration Rights; Secondary Offerings. No registration rights with respect to any of their debt or equity securities have been granted by the Parent or any of the Franchisees, except as described on Schedule 7C. Each of the Parent and the Franchisees agrees that it will not grant additional registration rights or modify any registration rights previously granted without the prior written consent of BKC, which may be withheld in BKC's sole discretion. Each of the Parent and the Franchisees further agrees that if it is required to effect a registration pursuant to any registration rights previously granted, then, in connection with any secondary offering of securities pursuant to such registration, it shall comply with BKC's then-current requirements, policies and procedures in connection with such offering and, without limiting the foregoing, shall indemnify BKC from liability arising from or in connection with the Offering, in the same manner as would be required in connection with an offering of securities by the Parent or the Franchisees.

      8. BKC Expenses. Parent and the Franchisees have, by separate letter, confirmed their agreement to pay BKC for certain of BKC's internal and external costs in connection with its review of the proposed Recapitalization and documentation of conditions for exception financial approval as outlined above.

      9. Incorporation Into Franchise Agreements; Term. The terms and conditions of Paragraphs 2, 3, 10 and this Paragraph of this Operating Agreement are incorporated by reference into each of the Franchise Agreements and will be a part of each franchise agreement subsequently executed by Parent, any Franchisee, or any affiliate. The Parties may execute a separate "Supplemental Agreement" incorporating the terms of each such Paragraphs in which case such Supplemental Agreement, as it may be amended from time to time, will be incorporated by reference into each of the Franchise Agreements and will be a part of each franchise agreement subsequently executed by Parent, any Franchisee, or any affiliate.

            In the event and to the extent that any provision of this Agreement conflicts with or is inconsistent with any of the terms and conditions of the Franchise Agreements, the terms and conditions of this Agreement shall be controlling, provided that a lesser restriction imposed by this Agreement shall not be deemed to be in conflict with or inconsistent with a greater restriction imposed by the Franchise Agreements.

            Unless otherwise agreed in writing by all of the parties, this Agreement shall continue in force and effect through _____________, 2008; provided, however, that provisions of this Agreement incorporated into the Franchise Agreements and subsequent franchise agreements shall continue in effect for the respective terms of those agreements.

      10. Miscellaneous.

            a. Joint and Several Liability. The obligations of Parent and each of the Franchisees under this Agreement are joint and several. The joint and several liability of Parent and each Franchisee under this Agreement will not be affected by compromises or settlement agreements between BKC and Parent or any Franchisee, the assignment or other transfer by any Franchisee of its rights under any or all of the Franchise Agreements or Leases or any subsequent assignment or other transfer of any of those rights, the waiver or deferral of performance by BKC with respect to any provisions of any of the Franchise Agreements, Leases or any other agreement between BKC and any of the Franchisees, or by any agreement of BKC to (i) renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, any indebtedness, (ii) accept partial payment or performance of obligations, (iii) take and hold security of the payment of any indebtedness, and exchange, enforce, waive and release any such security.

            b. Interpretation. The introduction shall be considered a part of this Agreement. Paragraph captions are used only for convenience and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular paragraphs to which they refer. Words of any gender used in this Agreement shall include any other gender, and words in the singular shall include the plural where the context requires.

            c. Non-Waiver. The failure of BKC to exercise any right or option given to it under this Agreement, or to insist upon strict compliance by Parent or any Franchisee with the terms and conditions of this Agreement shall not constitute a waiver of any terms or conditions of this Agreement with respect to any other or subsequent breach, nor a waiver by BKC of is right at any time thereafter to require exact and strict compliance with the terms and conditions of this Agreement. The rights or remedies set forth in this Agreement are in addition to any other rights or remedies which may be granted by law.

            d. Severability. The parties agree that if any provision of this Agreement may be construed in two ways, one of which would render the provision illegal or otherwise voidable or unenforceable and the other of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable. The language of all provisions of this Agreement shall be construed according to its fair meaning and not strictly against any party. In event any court shall determine that any provision in this Agreement is not enforceable as written, the parties agree that the provision shall be amended so that it is enforceable to the fullest extent permissible under the laws of the jurisdiction in which enforcement is sought. The provisions of this agreement are severable and this Agreement shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained in the Agreement, and partially valid and enforceable provisions shall be enforced to the extend that they are valid and enforceable.

            e. Modification. This Agreement may be modified or amended only by a written document executed by BKC, Parent and each Franchisee.

            f. Binding Effect. This Agreement shall be binding upon the parties and their successors or assigns.

            g. Governing Law; Venue. This Agreement shall be governed by the laws of the State of Florida and, except as otherwise provide herein, shall be binding upon and inure to the benefit of Parent and each Franchisee and their respective successors, heirs and assigns, and shall be binding upon and inure to the benefit of BKC and its successors and assigns, upon delivery to and execution by BKC in Miami, Florida. In the event any case or controversy, in law or in equity, arises either directly or indirectly, under or in connection with this Agreement, or any of the Franchise Agreements or Leases, the venue and exclusive proper forum in which to adjudicate such case or controversy shall be in the United States District Court for the Southern District of Florida or, if such court lacks jurisdiction, the 11th Judicial Court (or its successor) in and for Dade County, Florida.

            h. Effective Date; Execution. This Agreement shall be effective on the date identified in the first paragraph upon its execution and delivery by all parties to this Agreement. This Agreement may be executed in counterpart signature pages.

The parties execute this Agreement intending to be legally bound.

                                  AMERIKING, INC.

                                  By: ___________________________
                                            President

                                  Attest:________________________
                                            Secretary

                                  NATIONAL RESTAURANT ENTERPRISES, INC.

                                  By: ___________________________
                                            President

                                  Attest:________________________
                                            Secretary

                                  AMERIKING COLORADO CORPORATION I

                                  By: ___________________________
                                            President

                                  Attest:________________________
                                             Secretary

                                  AMERIKING TENNESSEE CORPORATION I

                                  By: ___________________________
                                             President

                                  Attest:________________________
                                              Secretary

                                  AMERIKING VIRGINIA CORPORATION I

                                  By: ___________________________
                                               President

                                  Attest:________________________
                                               Secretary

                                  AMERIKING CINCINNATI CORPORATION I

                                  By: ___________________________
                                               President

                                  Attest:________________________
                                                Secretary

                                  AMERIKING ILLINOIS CORPORATION I

                                  By:___________________________
                                                President

                                  Attest:________________________
                                                Secretary

                                  BURGER KING CORPORATION

                                  By:____________________________
                                                President

                                  Attest:________________________
                                            Assistant Secretary

                                   SCHEDULE 1

                        AmeriKing Colorado Corporation I
                        AmeriKing Tennessee Corporation I
                        AmeriKing Virginia Corporation I
                        AmeriKing Cincinnati Corporation I
                        AmeriKing Illinois Corporation I